CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Schwab Strategic Trust of our reports dated October 17, 2019, relating to the financial statements and financial highlights, which appear in Schwab Emerging Markets Equity ETF, Schwab International Equity ETF, Schwab International Small-Cap Equity ETF, Schwab U.S. Broad Market ETF, Schwab U.S. Dividend Equity ETF, Schwab U.S. Large-Cap ETF, Schwab U.S. Large-Cap Growth ETF, Schwab U.S. Large-Cap Value ETF, Schwab U.S. Mid-Cap ETF, Schwab 1000 Index ETF and Schwab U.S. Small-Cap ETF’s Annual Reports on Form N-CSR for the year ended August 31, 2019. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm,” “Portfolio Holdings Disclosure” and “Financial Highlights” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

December 12, 2019